CANTERBURY CONSULTING GROUP, Inc.
352 Stokes Road, Suite 200, Medford, NJ  08055
(609) 953-0044 * Fax (609) 953-0062

                  FOR IMMEDIATE RELEASE


        CANTERBURY DISCONTINUES PUBLIC TRAINING
                        ****
               FOUR LOCATIONS CLOSED
                        ***
        CHARGES WILL BE TAKEN IN FOURTH QUARTER


Medford, NJ - December 8, 2003

Canterbury Consulting Group, Inc. (NASDAQ:CITI) announced today that it was in process of exiting the public classroom portion of its information technology training segment. This public training had been previously provided by its wholly owned subsidiary, CALC/Canterbury Corp., at two locations in New York City and two locations in New Jersey.

Canterbury's President and Chief Executive Officer, Kevin J. McAndrew, stated, "We had little choice but to withdraw from the public training market. The cost of providing public classroom training as well as the cost of personnel to maintain and operate these facilities was financially draining based upon the current level of demand. As of December 1, 2003 Canterbury no longer offered public training as we have in the past. We will continue to offer technology training to all of our corporate and governmental customers, as well as e-learning solutions, private training, training on demand and custom course development."

Mr. McAndrew went on to say; "We have negotiated settlements with the four landlords involved wherein we have relinquished our security deposits in return for general releases on the remaining lease terms for these facilities. The charges for these expenses and for other associated costs of transition, as well as other charges related to those individuals that are being released will approximate $260,000 and will be taken in our fourth fiscal quarter ending November 30, 2003."

For more information, visit www.canterburyconsultinggroup.com, or to access our filings go to www.sec.gov.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to general financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time, as well as more specific risks and uncertainties such as those set forth in documents filed by the Company with the SEC (including, but not limited to, its most recent reports on Form 8-K, Form 10-Q and Form 10-K, copies of which are available upon request or over the Internet at www.sec.gov). Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company has no intent, and disclaims any obligation, to update any such factors or forward-looking statements to reflect future events or developments.


Contact:
Darcy Teibel
Canterbury Consulting Group, Inc.
609-953-0044